EXHIBIT 10.6

                        FIRST AMENDMENT TO
          SEABOARD CORPORATION EXECUTIVE RETIREMENT PLAN

     This First Amendment to Seaboard Corporation Executive Retirement Plan is adopted effective January 1, 1996 (for benefits earned during the calendar year
1995), amending the Seaboard Corporation Executive Retirement Plan (the "Plan") as follows:

1. Section 5.2 Restatement. Section 5.2 of the Plan is hereby amended and restated to read as follows:

          Section 5.2. Cash Option. In lieu of receiving an annuity contract as provided in Section 5.1 above, Participants shall have the right to elect to receive an amount, in cash, equal to the amount which would have been expended by the Company to purchase an annuity as provided in Section 5.1 above. The Committee shall establish procedures for making such election.
          Any employee making an election for a cash payment for the first time as provided hereunder shall be required to participate in one of the retirement planning sessions to be offered by the Committee to Participants pursuant to Section 5.5 below.

 2. Amendment to Section 5.3. Section 5.3 of the Plan is hereby amended to add the following underlined provisions to such Section:

          Section 5.3. Income Tax Considerations. In addition to the purchase of the annuity contract for the benefit of Participants pursuant to Section 5.1 above or the payment of cash as provided in Section 5.2 above, the Company shall pay to each Participant (which amount will be withheld and paid to the appropriate taxing authorities) the amount of income taxes (both state and federal) which the Committee estimates the Participant will pay on account of the receipt of such annuity contract or cash (the "Gross-Up"). The determination by the Committee as to the amount of the Gross-Up shall be final and conclusive and the Company shall not have any liability to the Participants, even if the assumptions as to income tax rates are not accurate.

3.   New Section 5.5.  The Plan is hereby amended to add the following new
     Section 5.5 to the Plan:

          Section 5.5. Retirement Planning Session. The Committee shall make available to Participants from time to time, but no less than once every five years, the ability to obtain, free of charge to each Participant, retirement planning and advice from Merrill Lynch or other comparable investment advisory company.

4. Plan Continues in Effect. The Plan shall continue in full force and effect unmodified, except as set forth in this First Amendment.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to Seaboard Corporation Executive Retirement Plan to be executed as of this 31st day of December, 1995, by its duly authorized agent.


                                   SEABOARD CORPORATION


                                   By
                                        Rick Hoffman
                                        Vice President


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